Exhibit 10.5

AMENDMENT NINE TO CREDIT AGREEMENT

This Amendment Nine to Credit Agreement (“Amendment”) is dated as of April 22, 2005 (“Closing Date”), among MATRIX SERVICE COMPANY, a Delaware corporation (“Borrower”), the Lenders described below, and JPMORGAN CHASE BANK, N.A. (successor by merger to Bank One, N.A. (Main Office Chicago)), as a Lender, LC Issuer and as Agent for the Lenders.

RECITALS

A. Lenders have provided credit facilities to Borrower pursuant to that certain Credit Agreement dated as of March 7, 2003, among Borrower, Agent and the various Lenders party thereto (the “Original Credit Agreement”), as amended by that certain Amendment One to Credit Agreement dated as of May 22, 2003, that certain Amendment Two to Credit Agreement dated as of August 27, 2003, that certain Amendment Three to Credit Agreement dated as of December 19, 2003, that certain Amendment Four to Credit Agreement dated as of March 11, 2004, that certain Amendment Five to Credit Agreement dated as of May 6, 2004, that certain Amendment Six to Credit Agreement dated as of August 5, 2004, that certain Amendment Seven to Credit Agreement dated as of October 6, 2004, that certain Amendment Eight to the Credit Agreement dated as of November 30, 2004, that certain letter agreement dated March 23rd, 2005, and that certain letter agreement dated April 8, 2005 (as amended, the “Credit Agreement”).

B. Pursuant to Amendment Six to Credit Agreement referenced above, $20,000,000 of the Revolving Commitment was converted to Term Loan B. Pursuant to this Amendment, the Term Loan B Commitment of each of the Lenders other than the Revolver B Lenders will be reduced to zero and the Term Loan B Commitments of the Revolver B Lenders will be restructured as Revolver B Loan Commitments. As a condition of the Agent and the Lenders’ agreement to this Amendment, Borrower shall incur the “XYZ Subordinated Obligations” (as defined below) by borrowing from various investors on a subordinated, unsecured basis, with the proceeds of such borrowing to be applied as provided in this Amendment.

C. Due to and in consideration of the foregoing and other circumstances, Borrower and the Lenders have agreed to make certain modifications to the Credit Agreement as provided in this Amendment.

AGREEMENT

1. Definitions. Capitalized terms used but not defined in this Amendment (including the Recitals) shall have the meanings given to them in the Credit Agreement. All terms defined in the foregoing Recitals are incorporated herein by reference. The term “Loan Documents” is hereby amended to include the Credit Agreement, as amended by this Amendment, all as they may be further amended from time to time with the consent of the Agent and, to the extent required by the Credit Agreement, the Lenders. The term “Agreement”, as used in the Credit Agreement, is hereby amended to mean the Credit Agreement, as amended by this Amendment and as it may be further amended from time to time with the consent of the Agent and, to the extent required by the Credit Agreement, the Lenders. The term “Credit Agreement” in all other Loan Documents is hereby amended to mean the Credit Agreement, as amended by this Amendment, as it may be further amended from time to time with the consent of the Agent and, to the extent required by the Credit Agreement, the Lenders.

The following terms shall hereafter mean the following, for purposes of this Amendment and the Credit Agreement as amended by this Agreement:

“Additional Accrued Margin” means the percentage rate per annum designated as such which is applicable with respect to Loans as set forth in the definition of Applicable Margin.

“Cash Collateralization” means the deposit of unencumbered immediately available cash into an LC Cash Collateral Account.

“LC Cash Collateral Account” means a blocked deposit account or accounts to be established and maintained at the office of the Agent (or an affiliate thereof) in the name of the Agent as collateral security for outstanding LC Obligations. Any such account and deposits shall be and are hereby designated as Pledged Deposits, as such term is defined in the Security Agreement.

“Revolver B Borrowing Base” means $10,000,000.00 (which represents a portion of the total amount the Revolver B Lenders estimate is likely to be collected by Borrower in connection with the Large Disputed Accounts), provided that such amount shall be reduced immediately upon receipt by Borrower of written notice from the Agent at any time and from time to time if the Revolver B Lenders determine, in their sole judgment, that the amount Borrower is likely to ultimately collect from the Large Disputed Accounts has declined from the amount last estimated by the Revolver B Lenders. Notwithstanding anything to the contrary in Section 8.2, the Revolver B Lenders may, by unanimous action of the Revolver B Lenders, reduce the Revolver B Borrowing Base as provided above or otherwise unanimously agree to increase or decrease the Revolver B Borrowing Base in their sole discretion without the consent or agreement of any other Lender.

“Revolver B Lenders” means JPMorgan Chase Bank, N.A. and Wells Fargo Bank, NA, and their respective successors and assigns in regard to the Revolving B Loan.

“Revolving B Loan” means, with respect to a Revolver B Lender, such Lender’s loan made pursuant to its commitment to lend set forth in Section 2.1.5. (or any conversion or continuation thereof).

“Revolving B Loan Commitment” means, for each Revolver B Lender, the obligation of such Lender to make Revolving B Loans to Borrower in an aggregate amount not exceeding the amount specified in Section 2.1.5. with respect to such Revolver B Lender, as such amount may be modified from time to time pursuant to the terms hereof.

“Revolver B Termination Date” means October 31, 2005 or any earlier date on which the Revolving B Loan Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

“Securities Purchase Agreement” means that certain Securities Purchase Agreement dated as of the Closing Date among the Borrower and the investors identified on the signature pages thereto.

“Subordination Agreement” means that certain Subordination Agreement dated as of the Closing Date, between the Subordinated Creditors party thereto, the Agent, the Borrower and the other various obligors listed on the signature pages of such agreement, as further amended, supplemented, restated or otherwise modified from time to time in accordance with its terms and the terms of the Credit Agreement.

“XYZ Subordinated Loan Documents” means the Securities Purchase Agreement, the Notes (as defined in the Securities Purchase Agreement), the Registration Rights Agreement (as defined in the Securities Purchase Agreement), and any other documents or agreements executed in connection with the transactions contemplated under the Securities Purchase Agreement.

“XYZ Subordinated Loans” means the loans made to the Borrower pursuant to the XYZ Subordinated Loan Documents, which loans are subordinated to the Obligations in accordance with the terms of the Subordination Agreement.

“XYZ Subordinated Obligations” has the meaning assigned to such term in the Subordination Agreement.

2. Amendments to Credit Agreement.

2.1 The following defined terms are hereby amended by deleting the current definition and replacing it with the following:

“Aggregate Commitment” means the aggregate of the Revolving Credit Commitments, the Revolving B Loan Commitments and the Term Loan Commitments of all the Lenders, as reduced from time to time pursuant to the terms hereof.

“Applicable Margin” means the percentage rate per annum which is applicable at such time with respect to the listed Loans and Advances as set forth below:

	Applicable Margin		Additional Accrued Margin
Period	Revolver & Term Loans	Revolver B Loans	Revolver & Term Loans	Revolver B Loans
April 22, 2005 - April 30, 2005	1.00%	0%	1.00%	0%
May 1, 2005 - May 31, 2005	1.00%	0%	1.50%	0%
June 1, 2005 - June 30, 2005	1.00%	0%	2.00%	0%
July 1, 2005 - July 31, 2005	1.00%	0%	2.50%	0%
August 1, 2005 - August 31, 2005	1.00%	0%	3.00%	0%
September 1, 2005 - September 30, 2005	1.00%	0%	3.50%	0%
October 1, 2005 - October 31, 2005	1.00%	0%	4.00%	0%
November 1, 2005 - November 30, 2005	1.00%	0%	4.50%	0%
December, 2005 and after	1.00%	0%	5.00%	0%

“Borrowing Base” means eighty percent (80%) of Consolidated Eligible Accounts Receivable.

“Borrowing Base Determination Date” means (i) the last day of each calendar month, and (ii) Friday of each calendar week.

“Consolidated EBITDA” means Consolidated Net Income plus, to the extent deducted in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for taxes paid or accrued, (iii) depreciation, amortization, other non-cash charges, (iv) losses on sale of fixed assets, and (v) extraordinary losses incurred other than in the ordinary course of business, minus, to the extent included in Consolidated Net Income, (i) gains on sales of fixed assets, (ii) extraordinary gains realized other than in the ordinary course of business, and (iii) income tax benefits, all calculated for the Borrower and its Subsidiaries on a consolidated basis for any period.

“Loan” means a Term Loan, a Revolving Loan, a Revolving B Loan or a Swing Line Loan.

“Non-Earmarked Cash” shall mean (i) the aggregate of all Cash Equivalent Investments of Borrower and all Subsidiaries excluding (ii) (A) funds required by Sections 2.7.2. (i), (ii), (iii), (v), (vi), or (viii) to be paid as mandatory prepayments under such Sections, provided that such amounts are paid as required by such Sections immediately upon being received by Borrower or the applicable Subsidiary in collected funds, and (B) funds kept on hand in the ordinary course of business of Borrower and its Subsidiaries for payroll funding.

“Term Loan B Commitment” means, as of the Closing Date of Amendment Nine, as to each Lender, zero.

2.2 Section 2.1.1. is hereby amended by deleting the last sentence thereof and adding the following language at the end of the section:

From and including April 22, 2005, all Revolving Loans, including those outstanding on such date and those made thereafter, will accrue interest at the Alternate Base Rate plus the Applicable Margin plus the Additional Accrued Margin. The portion of the accrued interest on all Revolving Loans attributable to the Alternate Base Rate plus the Applicable Margin shall be due and payable on each Payment Date. The portion of the accrued interest on all Revolving Loans attributable to the Additional Accrued Margin shall not be payable on each Payment Date, but shall be payable on the earlier of (i) voluntary prepayment of all Obligations associated with the Revolving Loans, (ii) as required by Section 2.7.2. or (iii) the Facility Termination Date.

2.3 Section 2.1.2. is hereby amended by adding the following language at the end of the section:

From and including April 22, 2005, the Term Loan will accrue interest at the Alternate Base Rate plus the Applicable Margin plus the Additional Accrued Margin. The portion of the accrued interest on the Term Loan attributable to the Alternate Base Rate plus the Applicable Margin shall be due and payable on each Payment Date. The portion of the interest on the Term Loan attributable to the Additional Accrued Margin shall not be payable on each Payment Date, but shall be payable on the earlier of (i) the voluntary prepayment in full of all Obligations associated with the Term Loan, (ii) as required by Section 2.7.2., or (iii) the Facility Termination Date. If such Additional Accrued Margin interest is paid on the Facility Termination Date and the Term Loan remains outstanding after such date, the portion of interest attributable to the Additional Accrued Margin for subsequent periods shall be payable on the earlier of (i) the voluntary prepayment in full of all Obligations associated with the Term Loan, (ii) as required by Section 2.7.2., or (iii) the Term Loan Maturity Date.

2.4 A new Section 2.1.5. is hereby added to the Credit Agreement and shall read as follows:

2.1.5. Revolving Loan B Commitment. The sum of $10,000,000 of the Term Loan B Commitment is and hereby shall be restructured and become the Revolving B Loan Commitments, as further described in this Section 2.1.5., and the remainder of the Term Loan B Commitment is hereby permanently reduced to $0. From and including the date hereof but prior to the Revolver B Termination Date, the Revolver B Lenders agree to make Revolving B Loans to the Borrower from time to time, in amounts not to exceed in the aggregate at any one time outstanding the lesser of (i) $10,000,000 less an amount equal to the value of all outstanding checks as reported on Borrower’s most recent Borrowing Base Certificate or (ii) the Revolver B Borrowing Base less an amount equal to the value of all outstanding checks as reported on Borrower’s most recent Borrowing Base Certificate. Upon any collection of funds with respect to a Large Disputed Account, receipt of Net Cash Proceeds of any sale of common stock, preferred stock, warrants or other equity by Borrower or any of its Subsidiaries, or receipt of proceeds of any asset sale by Borrower or any of its Subsidiaries, in each case, the $10,000,000.00 amount referred to in (i) above will be automatically and permanently reduced by an amount equal to the amount of cash received by Borrower or any of its Subsidiaries, without any further action by the Agent, the Lenders or the Borrower.

The Borrower shall not be entitled to and no Revolver B Lender shall be obligated to make any Revolver B Loans until and unless the Revolver Commitments have been fully utilized through the issuance of the maximum aggregate amount of Revolving Loans and Facility LC’s permitted by Section 2.1.1. No Revolver B Lender shall be required to make any Revolving B Loans in excess of its pro rata share of all such Loans, as determined by dividing such Revolving B Lender’s Revolving B Loan Commitment by the aggregate amount of all Revolving B Loan Commitments.

Not later than 11:00 a.m. Tulsa, Oklahoma time on the date specified for each borrowing of Revolver B Loans, each Revolver B Lender shall make available the amount of the Revolving B Loan to be made by it on such date to the Agent, to an account which the Agent shall specify, in immediately available funds, for the account of the Borrower. The amounts so received by the Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrower by depositing the same, in immediately available funds, in an account of the Borrower, designated by the Borrower from time to time, written notice of the location of which shall be given to the Agent together with the notice made pursuant to Section 2.8. As of April 22, 2005, the Revolving B Loan Commitments of each of the Lenders are as follows:

JPMorgan Chase Bank	$5,000,000.00
Wells Fargo Bank, NA	$5,000,000.00
International Bank of Commerce	$0.00
UMB Bank, N.A.	$0.00
Wachovia Bank, National Association	$0.00

Interest on Revolving B Loans shall accrue at a rate equal to the Alternate Base Rate plus the Applicable Margin and the Additional Accrued Margin.

2.5 Section 2.2. is hereby deleted and replaced with the following:

2.2. Required Payments; Termination.

(a) The Aggregate Outstanding Credit Exposure and all other unpaid Obligations, other than the Term Loan and the Revolver B Loans, shall be paid in full by the Borrower on the Facility Termination Date.

(b) The Term Loan shall be payable as follows: (i) interest shall be due and payable as provided in Section 2.1.2., and (ii) principal shall be payable in nineteen (19) consecutive quarterly installments of $1,160,714.29, on the last day of each fiscal quarter ending May, August, November and February, commencing with the fiscal quarter ending August 31, 2003, and the last installment due on the Term Loan Maturity Date equal to the remaining balance.

(c) The Revolver B Loans shall be payable as follows: (i) interest at the Alternate Base Rate plus the Applicable Margin shall be due and payable on each Payment Date, and (ii) all unpaid Obligations attributable to the Revolver B Loans shall be paid in full by the Borrower on the Revolver B Termination Date.

2.6 Section 2.7. is hereby deleted and replaced with the following:

2.7. Prepayments.

2.7.1. Optional Prepayments. Loans bearing interest based on the Alternate Base Rate (other than Swing Line Loans) may be prepaid at any time without penalty or premium on the same Business Day prior written notice is delivered by noon in a minimum amount of $500,000.00.

2.7.2. Mandatory Prepayments. In addition to any scheduled installments due on the Loans, the following mandatory prepayments shall be made:

(i) Sale of Assets: Upon the sale, transfer or other disposition of any asset of the Borrower or any of its Subsidiaries (other than the sale of inventory in the ordinary course of business and the sale of up to $250,000.00 of other assets per calendar year) which is permitted by the terms of the Loan Documents, the Borrower shall immediately make a mandatory prepayment of the Obligations in an amount equal to one hundred percent (100%) of the net proceeds realized from such sale, transfer or other disposition, and such payment shall be applied in the following order:

(a) to the Revolver B Loans (first all Obligations other than interest or principal, then interest at the Alternate Base Rate plus the Applicable Margin, then interest at the Additional Accrued Margin, then principal), and after payment thereof in full,

(b) to the Term Loan (first all Obligations other than interest or principal, then interest at the Alternate Base Rate plus the Applicable Margin, then interest at the Additional Accrued Margin, then principal in inverse order of maturity), and after payment thereof in full,

(c) to the Revolving Loans (first all Obligations other than interest or principal, then interest at the Alternate Base Rate plus the Applicable Margin, then interest at the Additional Accrued Margin, and then principal), and after payment thereof in full,

(d) to the Cash Collateralization of all LC Obligations.

(ii) Sale of Stock: Upon the sale of any common stock, preferred stock, warrant or other equity (other than the exercise of stock options by employees, officers and directors) Borrower shall immediately make a mandatory prepayment of the Obligations in an amount equal to one hundred percent (100%) of the Net Cash Proceeds from such sale or issuance, and such payment shall be applied in the following order:

(a) to the Revolver B Loans (first all Obligations other than interest or principal, then interest at the Alternate Base Rate plus the Applicable Margin, then interest at the Additional Accrued Margin, then principal), and after payment thereof in full,

(b) to the Obligations under the Term Loan or the Revolving Loans, or in part of both, as the Borrower may choose, provided that all prepayments on the Term Loan shall be applied first to principal installments thereunder in the inverse maturity thereof, then to any other Obligations under the Term Loan, and after payment in full of all Obligations under the Term Loan and the Revolving Loans,

(c) to the Cash Collateralization of all LC Obligations.

(iii) Issuance of Subordinated Indebtedness: Upon the receipt of proceeds from the issuance of any permitted Subordinated Indebtedness, other than the XYZ Subordinated Indebtedness, Borrower shall immediately make a mandatory prepayment of the Obligations in an amount equal to one hundred percent (100%) of the Net Cash Proceeds from such sale or issuance, and such payment shall be applied in the following order:

(a) to the Revolver B Loans (first all Obligations other than interest or principal, then interest at the Alternate Base Rate plus the Applicable Margin, then interest at the Additional Accrued Margin, then principal), and after payment thereof in full,

(b) to the Obligations under the Term Loan or the Revolving Loans, or in part of both, as the Borrower may choose, provided that all prepayments on the Term Loan shall be applied first to principal installments thereunder in the inverse maturity thereof, then to any other Obligations under the Term Loan, and after payment in full of all Obligations under the Term Loan and the Revolving Loans,

(c) to the Cash Collateralization of all LC Obligations.

(iv) Excess Cash Flow: On or before each date on which the Borrower’s annual audited financial statements are required to be delivered pursuant to this Agreement, commencing with the fiscal year ending May 31, 2006, the Borrower shall make a mandatory prepayment in an amount equal to fifty percent (50%) of the Excess Cash Flow, if positive, for the most recently ended fiscal year. For purposes hereof, the term Excess Cash Flow, as to the applicable period, means Consolidated EBITDA, less (i) Consolidated Interest Expense, (ii) taxes paid, (iii) principal payments on the Term Loan, (iv) Capital Expenditures, and (v) dividends and distributions permitted in this Agreement. Such payment shall be applied in the following order:

(a) to the Revolver B Loans (first all Obligations other than interest or principal, then interest at the Alternate Base Rate plus the Applicable Margin, then interest at the Additional Accrued Margin, then principal), and after payment thereof in full,

(b) to the Term Loan (first all Obligations other than interest or principal, then interest at the Alternate Base Rate plus the Applicable Margin, then interest at the Additional Accrued Margin, then principal in inverse order of maturity), and after payment thereof in full,

(c) to the Revolving Loans (first all Obligations other than interest or principal, then interest at the Alternate Base Rate plus the Applicable Margin, then interest at the Additional Accrued Margin, and then principal), and after payment thereof in full,

(d) to the Cash Collateralization of all LC Obligations.

(v) Borrowing Base Deficiency. If the aggregate principal amount of the outstanding Revolving Loans and LC Obligations as of any date exceeds the Borrowing Base, the Borrower shall immediately make a mandatory principal payment on the Revolving Loans necessary to establish compliance. Likewise, if the aggregate principal amount of outstanding Revolver B Loans as of any date exceeds the Revolver B Borrowing Base, the Borrower shall immediately make a mandatory principal payment on the Revolving B Loans necessary to establish compliance.

(vi) Collections of Large Disputed Accounts. Upon the receipt of any proceeds from the collection of any Large Disputed Accounts, Borrower shall immediately make a mandatory prepayment of the Obligations in an amount equal to one hundred percent (100%) of such proceeds. Such payment shall be applied in the following order:

(a) to the Revolver B Loans (first all Obligations other than interest or principal, then interest at the Alternate Base Rate plus the Applicable Margin, then interest at the Additional Accrued Margin, then principal), and after payment thereof in full,

(b) to the Obligations under the Term Loan or the Revolving Loans, or in part of both, as the Borrower may choose, provided that all prepayments on the Term Loan shall be applied first to principal installments thereunder in the inverse maturity thereof, then to any other Obligations under the Term Loan, and after payment in full of all Obligations under the Term Loan and the Revolving Loans,

(c) to the Cash Collateralization of all LC Obligations.

(vii) Excess Cash. If at any time Borrower and the Subsidiaries own or hold Non-Earmarked Cash such that there is any Excess Cash Amount, Borrower shall immediately make a mandatory prepayment of the Obligations in an amount equal to the Excess Cash Amount, and such payment shall be in the following order:

(a) to the Revolver B Loans (first all Obligations other than interest or principal, then interest at the Alternate Base Rate plus the Applicable Margin, then interest at the Additional Accrued Margin,, then principal), and after payment thereof in full,

(b) to the Obligations under the Term Loan or the Revolving Loans, or in part of both, as the Borrower may choose, provided that all prepayments on the Term Loan shall be applied first to principal installments thereunder in the inverse maturity thereof, then to any other Obligations under the Term Loan, and after payment in full of all Obligations under the Term Loan and the Revolving Loans,

(c) to the Cash Collateralization of all LC Obligations.

(viii) Accounts Receivable. If no Default or Unmatured Default has occurred and is continuing, immediately upon collection of any Account (other than Large Disputed Accounts) Borrower shall immediately make a mandatory principal payment in an amount equal to the full amount collected to be applied to the Revolving Loans, if such payment is required in accordance with the first sentence of Section 2.7.2.(v) to establish compliance with the Borrowing Base, and otherwise to the Revolver B Loans. If a Default or Unmatured Default has occurred and is continuing or if the Borrower is in compliance with the Borrowing Base, immediately upon collection of any Account (other than Large Disputed Accounts) Borrower shall immediately make a mandatory payment in an amount equal to the full amount collected to be applied to the Revolver B Loans, first to all related Obligations other than interest or principal, then interest, then principal.

2.7.3 Payment Priorities. The Revolver B Loans and all Obligations related thereto shall be entitled to repayment prior to all other Indebtedness of the Borrower and its Subsidiaries; provided that, as long as no Default or Unmatured Default has occurred and is continuing, Borrower and its Subsidiaries shall be permitted to (i) make payments on each Payment Date in amounts sufficient to pay accrued interest then due and payable with respect to the Revolving Loans and the Term Loan contemporaneously with payment in full of accrued interest then due and payable with respect to the Revolving B Loans, and (ii) make quarterly installment payments with respect to the Term Loan as required pursuant to Section 2.2., in each case, without first repaying all Obligations related to the Revolver B Loans.

2.7 Section 2.8. is hereby amended by deleting the word “and” at the end of subsection (iii), and adding the following at the end of subsection (iv):

(v) a representation of the current Consolidated Eligible Accounts Receivable, and

(vi) a calculation showing such Consolidated Eligible Accounts Receivable minus all accounts payable of Borrower and each of its Subsidiaries that are more than sixty (60) days past due, and multiplying the difference times eighty percent (80%).

2.8 Section 6.1(iii) is hereby deleted and replaced with the following:

(iii) Together with the financial statements required under Sections 6.1(i) and (ii), and within 30 days of the end of each calendar month, a compliance certificate in substantially the form of Exhibit B signed by its chief financial officer showing the calculations necessary to determine compliance with this Agreement, including without limitation a detailed Consolidated EBITDA calculation and a detailed listing of all non-recurring extraordinary professional fees and restructuring expenses applicable to the covenant contained in Section 6.27.1., and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

2.9 Section 6.1.(xi) is hereby amended so that the Borrower shall be obligated to deliver an appropriately completed and certified Borrowing Base Certificate, with a Borrowing Base Determination Date as of the last day of the previous week, no later than the end of the Business Day on Thursday of each week, and, in addition to the information currently required to be included in each such certificate, Borrower will also disclose and represent the accuracy of the number and dollar amount of all checks issued by Borrower or any of its Subsidiaries that remain outstanding. Borrower may deliver more frequent Borrowing Base Certificates at its discretion.

2.10 Section 6.1.(xvi) is hereby deleted and replaced with the following:

(xvi) On a weekly basis on or before the end of the Business Day on Wednesday of each week, (a) accounts payable reports, including a discussion of any liens filed and the resolution thereof, in form and content satisfactory to Agent, and (b) a discussion of any arrangements for direct payment of vendors by customers of the Borrower or any of its Subsidiaries and the effect of such arrangements on Accounts.

2.11 Section 6.1. is hereby amended by adding the following subsections immediately after subsection (xvi):

(xvii) No later than May 15, 2005 an appraisal of the interests of Borrower and all of its Subsidiaries in all real estate and equipment owned, leased or otherwise under the control of Borrower or any such Subsidiary, in form and substance satisfactory to the Agent and from an appraiser or appraisers satisfactory to the Agent.

(xviii) No later than five days after the end of each calendar month, a report on Borrower’s efforts to obtain financing necessary to retire all of the Obligations.

(xix) On a weekly basis on or before the end of the Business Day on Wednesday of each week, a written thirteen-week cash flow projection covering the immediately subsequent thirteen (13) weeks, in a form acceptable to Agent.

(xx) (i) Promptly after delivery thereof, copies of all notices sent to Borrower or any holder of the XYZ Subordinated Indebtedness regarding any default under the terms of the XYZ Subordinated Loan Documents, (ii) promptly after receipt thereof, copies of all notices sent by any party to the XYZ Subordinated Loan Documents regarding any default under the terms of the XYZ Subordinated Loan Documents, and (iii) promptly after execution thereof, copies of all amendments, modifications, supplements, written waivers or other instruments modifying the XYZ Subordinated Loan Documents, provided that all such amendments, modifications, supplements, written waivers or other instruments shall remain subject to the consent of the Lenders to the extent provided in the Credit Agreement.

2.12 Section 6.15 (ii) is hereby deleted and replaced with the following:

(ii) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books; provided that the obligations incurred after April 22, 2005 secured by such liens shall not exceed $5,000,000.00.

2.13 Sections 6.27.1., 6.27.2, 6.27.3. and 6.27.4 are hereby deleted and replaced with the following:

6.27.1. Minimum EBITDA. The Borrower will not permit Consolidated EBITDA for each test period set forth below, as determined on the designated test date for each such period, to be less than the minimum amount set forth opposite such period:

TEST PERIODS			MINIMUM EBITDA	TEST DATE
March 1, 2005	through	April 30, 2005	$1,200,000.00	May 31, 2005
March 1, 2005	through	May 31, 2005	$3,152,930.00	June 30, 2005
June 1, 2005	through	June 30, 2005	$911,193.00	July 31, 2005
June 1, 2005	through	July 31, 2005	$1,822,386.00	August 31, 2005
June 1, 2005	through	August 31, 2005	$3,644,771.00	September 30, 2005
June 1, 2005	through	September 30, 2005	$4,639,881.00	October 31, 2005
June 1, 2005	through	October 31, 2005	$5,634,991.00	November 30, 2005
June 1, 2005	through	November 30, 2005	$7,625,210.00	December 31, 2005
June 1, 2005	through	December 31, 2005	$8,688,507.00	January 31, 2006
June 1, 2005	through	January 31, 2006	$9,751,804.00	February 28, 2006
June 1, 2005	through	February 28, 2006	$11,878,399.00	March 31, 2006

For purposes of determining compliance with this Section 6.27.1., Consolidated EBITDA shall be deemed increased by an amount equal to all non-recurring extraordinary professional fees and restructuring charges incurred by Borrower during the applicable test period; provided that no such fees and charges incurred after November 30, 2005 may be included and the maximum aggregate amount of such fees and charges paid in cash as to all test periods that may be so included shall not exceed $5,000,000.00; provided further that such fees and charges shall only be deemed to increase Consolidated EBITDA to the extent they were deducted from Consolidated Net Income.

In addition, but without duplication, for purposes of determining compliance with this Section 6.27.1. solely for the test period beginning March 1, 2005 and ending May 31, 2005, Consolidated EBITDA shall be deemed increased by the lesser of (i) $1,200,000.00, or (ii)(a) twenty-eight percent (28%) times (b) the gross proceeds of the XYZ Subordinated Loans, minus all prepaid interest thereon, fees paid by Borrower in connection with the closing of the XYZ Subordinated Loans, and $20,000,000.00.

6.27.2. Fixed Charge Coverage Ratio. The Borrower will not permit the ratio, determined as of the end of each of its fiscal quarters, of (i) Consolidated EBITDA for the then most recently ended fiscal quarter, minus cash dividends and cash distributions made or paid during the same period, minus cash taxes paid during the same period, to (ii) scheduled current maturities of long-term debt (determined according to generally accepted accounting practices) for the most recently ended fiscal quarter, plus Consolidated Interest Expense (excluding non-cash interest, interest pre-paid upon the closing of the XYZ Subordinated Loans, and fees paid in connection with Amendment Nine to the Credit Agreement) for the most recently ended fiscal quarter, plus current maturities on Capitalized Leases for the most recently ended fiscal quarter, plus Capital Expenditures paid in the most recently ended fiscal quarter to be less than:

1.00 for the fiscal quarter ending May 31, 2005

1.15 for the fiscal quarter ending August 31, 2005

1.25 for the fiscal quarter ending November 30, 2005

1.33 for the fiscal quarter ending February 28, 2006

For purposes of determining compliance with this Section 6.27.2., Consolidated EBITDA shall be deemed increased by an amount equal to all non-recurring extraordinary professional fees and restructuring charges incurred by Borrower during the applicable fiscal quarter; provided that no such fees and charges incurred after November 30, 2005 may be included and the maximum aggregate amount of such fees and charges paid in cash as to all fiscal quarters that may be so included shall not exceed $5,000,000.00; provided further that such fees and charges shall only be deemed to increase Consolidated EBITDA to the extent they were deducted from Consolidated Net Income.

In addition, but without duplication, for purposes of determining compliance with this Section 6.27.2. solely for the fiscal quarter beginning March 1, 2005 and ending May 31, 2005, Consolidated EBITDA shall be deemed increased by the lesser of (i) $1,200,000.00, or (ii) twenty-eight percent (28%) of an amount equal to the gross proceeds of the XYZ Subordinated Loans, minus (a) all prepaid interest thereon, (b) fees paid by Borrower in connection with the closing of the XYZ Subordinated Loans, and (c) $20,000,000.00.

2.14 A new Section 6.28. shall be added to the Credit Agreement immediately after Section 6.27.5. as follows:

6.28 Monthly Meetings. No later than the fifteenth (15th) day of each calendar month, Borrower will arrange for an in-person meeting with representatives of each Lender. Borrower’s chief executive officer, chief financial officer, the Borrower’s restructuring advisors, and each other officer and employee with responsibility for the restructuring and refinancing activities of the Borrower shall attend each such meeting.

2.15 New Sections 7.23., 7.24., 7.25. and 7.26. shall be added to the Credit Agreement immediately after Section 7.22. and shall read as follows:

7.23. Any default shall occur under the XYZ Subordinated Loan Documents (including but not limited to any “Buy-In” as described in the Subordinated Notes), or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Indebtedness shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase, offer to purchase or otherwise) prior to its stated maturity.

7.24 The Subordination Agreement shall terminate or become unenforceable in whole or in part other than in accordance with its terms in the ordinary course.

7.25. Any default by any of the “Obligors” or by the “Subordinated Creditor” under the Subordination Agreement.

7.26 Failure by the Borrower to deliver a fully completed and certified perfection certificate, in form and substance satisfactory to the Agent, on or before the end of the Business Day on April 29, 2005.

2.16 “Exhibit H” is hereby deleted and replaced with the new “Exhibit H” attached hereto.

3. Waivers.

3.1 The “Specified Default” as defined in and contained in that certain letter agreement between the Borrower, the other Loan Parties and the Lenders dated April 8, 2005 (the “Waiver Letter”) which was waived through June 15, 2005 by such letter agreement, is hereby permanently waived.

3.2 Section 6.11. of the Credit Agreement is hereby waived to the limited extent necessary to permit the incurrence of the XYZ Subordinated Indebtedness; provided that such waiver shall be expressly conditioned upon the satisfaction of the following:

3.2.1 The Agent shall have received copies of the XYZ Subordinated Loan Documents in form and substance satisfactory to the Agent, and such XYZ Subordinated Loan Documents shall be certified by the Borrower as true, correct and complete.

3.2.2 The conditions to effectiveness under the XYZ Subordinated Loan Agreement shall have been fulfilled or waived in writing by lenders thereunder.

3.2.3 The Borrower shall have received XYZ Subordinated Loans pursuant to the XYZ Subordinated Loan Documents with net cash proceeds to the Borrower in an aggregate amount that is not less than an amount sufficient to repay all Obligations arising from or related to Term Loan B, including without limitation the principal amount thereof and all unpaid accrued interest thereon, plus $4,000,000.00, and the Agent shall have received (i) payment in unencumbered immediately available funds sufficient to repay all of the Obligations arising from or related to Term Loan B and (ii) payment of the additional $4,000,000.00, which shall be applied to the outstanding Revolving Loans (first to all Obligations other than interest or principal, then interest, then principal).

3.2.4 The Agent shall have received originals of the Subordination Agreement, duly executed and delivered by all the parties thereto, including the Agent.

3.3 Nothing herein shall be deemed or construed to waive (i) any other breach of the Credit Agreement or of the applicable Security Agreements, (ii) any obligations arising under any of the Loan Documents of Borrower and the Subsidiaries to take, and Borrower’s and such Subsidiaries’ authorization of Agent to take, such actions as may be requested by Agent in order to obtain or maintain a perfected first priority security interest in, and if applicable Control of, the Collateral, or (iii) any other provision of the Credit Agreement or the other Loan Documents, including without limitation the fees required to be paid pursuant to the Waiver Letter, and nothing herein shall be deemed or construed as any requirement that the Agent or Lenders grant any similar or dissimilar waiver hereafter.

4. Conditions of this Amendment and Waiver. The amendments contained herein, the obligations of Agent and Lenders herein and the waivers contained herein shall only become effective upon the satisfaction of the following conditions precedent:

4.1 Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed, each dated the same date as this Amendment (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to Agent and its legal counsel:

4.1.1 executed counterparts of this Amendment and all other documents and instruments requested by Agent, sufficient in number for distribution to each Lender and Borrower;

4.1.2 such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as Lender may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment and the other Loan Documents to which such Loan Party is a party;

4.1.3 executed amended and restated promissory notes from Borrower in favor of each of the Lenders in a form acceptable to Agent and the Lenders;

4.1.4 such documents and certificates as Agent may reasonably require to evidence that each Loan Party is duly organized or formed and that Borrower is, validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

4.1.5 executed originals of the Amendment and Supplement to Pledge and Security Agreement and Ratification of Guaranty Agreement, in the forms set forth on Schedules “A” and “B”, respectively, attached hereto, for each party thereto; and

4.1.6 a legal opinion of Borrower’s counsel in form and substance acceptable to the Agent.

4.2 Satisfaction of all conditions set forth in Section 3.2 of this Amendment.

4.3 Borrower shall pay a commitment fee of $100,000.00, in unencumbered immediately available funds, to the Agent for distribution to the Revolver B Lenders on a pro rata basis.

4.4 Borrower shall pay a restructure fee of $200,000.00, in unencumbered immediately available funds, to Agent for distribution to the Lenders in accordance with their Pro Rata Share.

4.5 Agent’s receipt of such other assurances, certificates, documents, consents, evidence of perfection of all Liens securing the Obligations and opinions as Agent reasonably may require.

4.6 Unless waived by Agent, Borrower shall have paid all fees, expenses and disbursements of any law firm or other external counsel for Agent and of Capstone Corporate Recovery, LLC, to the extent invoiced prior to the date hereof, plus such additional amounts of such fees, expenses and disbursements as shall constitute its reasonable estimate thereof incurred or to be incurred by it through the closing proceedings as to this Amendment (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrower and Agent).

5. Representations and Warranties. Borrower certifies, covenants, represents and warrants to and with Agent and Lenders that, after giving affect to the amendments to the Credit Agreement contemplated by this Amendment: (i) no Default or Unmatured Default exists; and (iv) the representations and warranties contained in Article V of the Credit Agreement are true and correct as of the date hereof, except to the extent such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

6. Defaults Unaffected. Except as may be expressly set forth herein, nothing contained in this Amendment shall prejudice, act as, or be deemed to be a waiver of any Default or Unmatured Default or any right or remedy available to Agent or any Lender by reason of the occurrence or existence of any fact, circumstance or event constituting a Default or Unmatured Default.

7. Releases. Borrower, for itself and on behalf of all its predecessors, successors, assigns, agents, employees, representatives, officers, directors, general partners, limited partners, joint shareholders, beneficiaries, trustees, administrators, subsidiaries, affiliates, employees, servants and attorneys (collectively the “Releasing Parties”), hereby releases and forever discharges Agent and each Lender and their respective successors, assigns, partners, directors, officers, agents, attorneys, and employees from any and all claims, demands, cross-actions, controversies, causes of action, damages, rights, liabilities and obligations, at law or in equity whatsoever, known or unknown, whether past, present or future, now held, owned or possessed by the Releasing Parties, or any of them, or which the Releasing Parties or any of them may, as a result of any actions or inactions occurring on or prior to the Closing Date, hereafter hold or claim to hold under common law or statutory right, arising, directly or indirectly out of the Loan or any of the Loan Documents or any of the documents, instruments or any other transactions relating thereto or the transactions contemplated thereby.

Borrower understands and agrees that this is a full, final and complete release and agrees that this release may be pleaded as an absolute and final bar to any or all suit or suits pending or which may hereafter be filed or prosecuted by any of the Releasing Parties, or anyone claiming by, through or under any of the Releasing Parties, in respect of any of the matters released hereby, and that no recovery on account of the matters described herein may hereafter be had from anyone whomsoever, and that the consideration given for this release is no admission of liability.

8. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Amendment.

9. USA PATRIOT Act Notice. Agent hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), it and the Lenders are or may be required to obtain, verify and record information that identifies the Borrower and the other Loan Parties, which information includes the name and address of the Borrower and the other Loan Parties and other information that will allow Agent and Lenders to identify the Borrower and the other Loan Parties in accordance with the Patriot Act.

10. Reimbursement. Borrower agrees to reimburse Agent for any costs, expenses, and fees (including reasonable attorney fees) incurred in connection with the preparation of this Amendment.

11. Governing Law. This Amendment shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Oklahoma.

12. Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Amendment by signing any such counterpart. This Amendment shall be effective when it has been executed by the Borrower, the Agent, the LC Issuer and the Lenders and each party has notified the Agent by facsimile transmission or telephone that it has taken such action.

IN WITNESS WHEREOF, the Borrower, the Lenders, the LC Issuer and the Agent have executed this Amendment as of the date first above written.

MATRIX SERVICE COMPANY

By:	/s/ George L. Austin
George L. Austin

Notice Address:	10701 East Ute Street Tulsa, OK 74116
Attention:	George L. Austin Chief Financial Officer
Telephone:	(918) 838-8822
FAX:	(918) 838-8810

JPMORGAN CHASE BANK, N.A. (successor by merger to Bank One, N.A. (Main Office Chicago)) Lender, LC Issuer and as Agent

By:	/s/ Hal E. Fudge
Hal E. Fudge, First Vice President

Notice Address:	Mail Code TX1-2454 P.O. Box 655415 Dallas, Texas 75265-5415
Attention:	Hal E. Fudge, First Vice President
Telephone:	(214) 290-2799
FAX:	(214) 290-2740

INTERNATIONAL BANK OF COMMERCE, successor in interest to LOCAL OKLAHOMA BANK, an Oklahoma Banking Corporation, formerly known as LOCAL OKLAHOMA BANK, NA

By:	/s/ David G. Moore
David G. Moore, Senior Vice President

Notice Address:	3601 NW 63rd Oklahoma City, OK 73116
Attention:	David G. Moore, Senior Vice President
Telephone:	(405) 841-2966
FAX:	(405) 841-2375

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Steven Markunas
Steven Markunas, Asst. Vice President

Notice Address:	123 South Broad Street 14th Floor – PA1246 Philadelphia, PA 19109
Attention:	Steven Markunas, Asst. Vice President
Telephone:	(215) 670-6637
FAX:	(215) 670-6645

UMB BANK, N.A.

By:	/s/ Richard J. Lehrter
Richard J. Lehrter, Community Bank President

Notice Address:	1437 South Boulder Avenue Suite 150 Tulsa, OK 74119
Attention:	Richard J. Lehrter, President
Telephone:	(918) 295-2000
FAX:	(918) 295-2020

WELLS FARGO BANK, NA (formerly known as Wells Fargo Bank Texas, NA)

By:	/s/ Roger Fruendt
Roger Fruendt, Senior Vice President

Notice Address:	1000 Louisiana Street MS T5001-047 Fourth Floor Houston, TX 77002
Attention:	Roger Fruendt, Senior Vice President
Telephone:	(713) 319-1403
FAX:	(713) 739-1076

INDEX OF SCHEDULES

Schedule “A”	-	Amendment and Supplement to Pledge and Security Agreement

Schedule “B”	-	Ratification of and Amendment to Subsidiary Guaranty

Exhibit “H”	-	Borrowing Base Certificate

EXHIBIT “H”

BORROWING BASE CERTIFICATE

MATRIX SERVICE COMPANY (“Borrower”), pursuant to that certain Credit Agreement dated as of March 7, 2003, among Borrower, Lenders and Agent, as amended by Amendment One to Credit Agreement dated as of May 22, 2003, Amendment Two to Credit Agreement dated as of August 27, 2003, Amendment Three to Credit Agreement dated as of December 19, 2003, Amendment Four to Credit Agreement dated as of March 11, 2004, Amendment Five to Credit Agreement dated as of May 6, 2004, Amendment Six to Credit Agreement dated as of August 5, 2004, Amendment Seven to Credit Agreement dated as of October 6, 2004, Amendment Eight to Credit Agreement dated as of November 30, 2004, that certain letter agreement dated March 23rd, 2005, that certain letter agreement dated April 8, 2005, and that certain Amendment Nine to the Credit Agreement dated as of April 22, 2005 (as amended, the “Credit Agreement”), among Borrower, Agent and the Lenders party thereto, hereby certifies to Agent and Lenders that the following Borrowing Base calculation is true and correct as of the close of business on                     , 20     :

1. Total Accounts as of	$

2. Less (without duplication):

(a) Invoices over 90 days old	$

(b) Contra Accounts	$

(c) Accounts owed by Account Debtors more than 10% of whose Accounts are more than 90 days old	$

(d) Accounts subject to a third party lien	$

(e) Accounts in Bankruptcy	$

(f) Affiliate Accounts	$

(g) Foreign Accounts other than Canadian Accounts	$

(h) Accounts owed to Foreign Grantors other than allowed Canadian Grantors	$

(i) U.S. Government Accounts not subject to appropriate assignment under Assignment of Claims Act	$

(j) Retainage Accounts	$

(k) Concentrations in excess of 25%	$

(l) Other Ineligibles as defined by the Credit Agreement	$

3. Subtotal of Eligible Accounts (Line 1 less 2 a-l)	$

(a) Less an amount equal to, for all uncompleted contracts approved and accepted:

(1) All billings in excess of costs and estimated earnings, $

(2) MINUS All costs in excess of billings under uncompleted contracts $ )

(1) above minus (2) above	($	)

(b) Amount in the aggregate in excess of $10,000,000 from Accounts under bonded contracts	($	)

4. Restated Eligible Accounts (Line 3 less Lines 3(a) and 3(b))	$

5. Borrowing Base (Line 4 x 80%)	$

6. Lesser of (i) Line 5, (ii) $35,000,000 or (iii) Aggregate Revolving Loan Commitment	$

7. Revolving Loan Balance	$

8. LC Obligations (Maximum of $15,000,000)	$

9. Total Revolver Outstanding (Line 7 + Line 8)	$

10. Excess/Deficit Collateral Margin (Line 6 less Line 9) (Use Zero if Negative)	$

11. Available Revolver Credit (Lesser of Line 10 or $35,000,000)	$

12. Number and dollar amount of outstanding checks

a. Number

b. $

13. Revolver B Borrowing Base (Lesser of (i) $10,000,000, (ii) amount notified by Revolver B Lenders, or (iii) as otherwise reduced)	$

14. Revolver B Commitment (Line 13 less Line 12b.)	$

15. Accounts Payable of Borrower and each Subsidiary more than 60 days past due.	$

16. Line 4 less Line 15	$

17. Line 16 x 80%	$

MATRIX SERVICE COMPANY

By:	/s/ George L. Austin
George L. Austin, Chief Financial Officer